Exhibit 99.1

814 East Main Street

Richmond, VA 23219

(804) 344-8121

FOR IMMEDIATE RELEASE:	For information contact: Kelly C. Clarke, Director Investor Services (804) 727-6321
July 25, 2007

Apple Hospitality Five Signs a Definitive Merger Agreement with

Inland American Real Estate Trust, Inc.

RICHMOND, VA, July 25, 2007 – Apple Hospitality Five, Inc. (the Company or Apple), a real estate investment trust (REIT), announced today that following the approval of the Company’s Board of Directors, it has entered into a definitive merger agreement to be acquired by Inland American Real Estate Trust, Inc. in a cash merger where each issued and outstanding Unit (Common Share and related Series A Preferred Share) of the Company will be converted into the right to receive $14.05. The Company’s dividend reinvestment and share redemption programs have been suspended in connection with the merger. The merger agreement is subject to shareholder approval and customary closing conditions. As a result, there can be no assurance that the merger will occur. If the closing conditions are satisfied, it is anticipated that the merger would close in the fourth quarter of 2007. McGuireWoods LLP is acting as legal advisor to the Company and Wachovia Securities is acting as its financial advisor.

About Apple Hospitality Five, Inc.:

Apple Hospitality Five is a REIT focused on upscale, extended-stay and select-service hotels. The portfolio consists of 28 hotels, containing a total of 3,717 guestrooms, diversified among 15 states. Additional information about Apple Hospitality Five can be found online at www.applehospitalityfive.com.

About Inland American Real Estate Trust, Inc.:

Inland American Real Estate Trust, Inc. is a real estate investment trust focused on the acquisition and ownership of a diversified portfolio, including retail, office, multi-family and industrial properties within the United States and Canada, either directly, or by acquiring REITs or other “real estate operating companies”. As of March 31, 2007, the company’s portfolio consisted of wholly-owned and joint venture interests in 110 properties for a total of approximately 19 million square feet. Inland American is one of four REITs that are, or have been, sponsored by affiliates of The Inland Real Estate Group of Companies, Inc. For further information regarding Inland American Real Estate Trust, Inc., please refer to the company website at www.inland-american.com.

About Wachovia Securities:

Wachovia Securities is the trade name for the corporate, investment banking and capital markets businesses of Wachovia Corporation and its subsidiaries, including Wachovia Capital Markets, LLC (WCM) and Wachovia Securities International Limited. Wachovia Securities is also the trade name for the retail brokerage businesses of WCM’s affiliates, Wachovia Securities, LLC, Wachovia Securities Financial Networks, LLC, Wexford Clearing, LLC, and First Clearing, LLC. Wachovia’s proprietary research is branded Wachovia Research.

Additional Information about the Merger and Where to Find It:

In connection with the proposed merger transaction, Apple Hospitality Five, Inc. intends to file a proxy statement, accompanying proxy card and other relevant documents with the Securities and Exchange Commission. Shareholders of Apple Hospitality Five are urged to read the proxy statement and other relevant documents in their entirety when they become available because they will contain important information about Apple Hospitality Five and the proposed merger. When filed, the proxy statement and any other relevant documents will be available at no charge at the SEC’s web site at http://www.sec.gov. In addition, shareholders may obtain free copies of the proxy statement and any other relevant documents filed with the SEC by directing a written request to Apple Hospitality Five, 814 East Main Street, Richmond, Virginia 23219, Attn: Investor Services.

Apple Hospitality Five and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Apple Hospitality Five in connection with the proposed merger. Information about the executive officers and directors of Apple Hospitality Five and of their ownership of Apple Hospitality Five shares is set forth in the proxy statement for the 2007 Annual Meeting of Shareholders, which was filed with the SEC on April 3, 2007. Shareholders may obtain additional information regarding the direct and indirect interests of Apple Hospitality Five and its executive officers and directors in the proposed merger by reading the proxy statement when it becomes available.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of the company to complete the proposed merger transaction agreement, the ability of the company to implement its operating strategy; the company’s ability to manage planned growth; changes in economic cycles and competition within the extended-stay hotel industry. Although the company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the company or any other person that the results or conditions described in such statements or the objectives and plans of the company will be achieved. In addition, the company’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code.

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